Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
February 21, 2013

Thank you Tim and good morning everyone.

Our Barge business set a new record for annual revenues in 2012 and came close to surpassing the previous record for profits. I am very proud of the hard work and dedication of our people.

During the 4th quarter, profits increased year over year by 38%, after adjusting for flood-related insurance settlements in the previous year. The sequential improvement in quarterly profit of 16% was the result of favorable pricing and the mix of barge types delivered.

During the quarter, we secured $193 million in new barge orders, which brings our barge backlog to $564 million at the end of December.

The movement of petroleum and chemical products continues to create a robust market for tank barges. We now have visibility into 2014 for our tank barge facilities. Demand for our hopper barges continues to show weakness, as a result of the reduction in domestic coal usage and the poor grain harvest last season.
Many of our hopper customers currently lack a buying catalyst and remain on the sidelines. As a result, pricing and demand for Hopper Barges has weakened.

From a production perspective, we are currently enhancing one of our tank barge facilities to accommodate a few additional production slots during the latter part of 2013. We are also making plans to reposition a hopper barge facility to manufacture smaller tank barges later in the year.

Moving to our Construction Products Group:

During the 4th quarter, this group produced an operating profit of $9.4 million. This is a $2.3 million decline from the same quarter a year ago. The decline is primarily due to a soft highway products market and continued economic uncertainty.

The new Federal Highway Bill provides a more stable environment for planning and funding of highway projects; however, budget constraints at the state level still could create a headwind for total highway funding.

In December, we announced an agreement to exchange our remaining ready-mix operations for certain aggregates operations owned by Texas Industries. This transaction, which we expect to close early in 2013, is the last in a series of steps to fully divest of our concrete business. As a result, our concrete business is considered a discontinued operation and the operating results for the business have been excluded from the segment.

In December, we also announced the $40 million acquisition of a company that manufactures trench shoring equipment used by the underground construction industry. This equipment has applications ranging from pipeline and road construction to the installation of utilities.

Both transactions are representative of our strategy to reposition the Construction Products segment so that it is aligned with products linked to the infrastructure market that have more consistent demand drivers and offer greater opportunity for improved returns.

And finally, closing with our Energy Equipment Group:

The results for this segment reflect several repositioning activities that occurred during the fourth quarter. We completed the transition of two of our wind tower facilities to support tank car manufacturing. We also converted one of the facilities recently purchased from DMI to the production of large storage containers focused on the growing energy market.
In addition, the recent extension of the Production Tax Credit for wind energy will provide a nice lift to the business segment. We do however anticipate wind tower revenue for 2013 to be lower than our 2012 results. We will continue to remain flexible and may adjust production in response to future market changes.

Overall, I continue to be pleased with the performance of our business unit teams. Our Energy Equipment and Construction Products groups work hand-in-hand to provide products for the growing U.S. and international infrastructure markets.

At this time, I will turn the presentation over to Steve.